Exhibit 99.1

EVERTEC ANNOUNCES EXTENSIONS OF KEY AGREEMENTS WITH POPULAR AND SALE OF CERTAIN ASSETS

SAN JUAN, PUERTO RICO – February 24, 2022 – EVERTEC, Inc. (NYSE: EVTC) (“Evertec”) and its main operating subsidiary, Evertec Group, LLC (“Evertec Group”) today announced an agreement with Banco Popular de Puerto Rico (“BPPR”) and its parent, Popular, Inc. (NASDAQ: BPOP) (“Popular”) to modify and extend the main commercial agreements which had an initial term ending in 2025.  These include a 10-year extension of the Merchant Acquiring Independent Sales Organization Agreement (the “ISO Agreement”), a 5-year extension of the ATH Network Participation Agreement and a 3-year extension of the Master Services Agreement (the “MSA”).  The ISO Agreement, which sets our merchant acquiring relationship with BPPR, will now include revenue sharing provisions with BPPR. The MSA modifications include the elimination of the exclusivity requirement, the inclusion of annual MSA minimums through 2028 and adjustments to the existing CPI pricing escalator clause.

Additionally, Evertec and Evertec Group signed a definitive agreement to sell BPPR certain assets at a price of approximately $197 million. BPPR will pay the purchase price in Evertec stock. The assets included as part of the sale are tied to technology services provided exclusively to BPPR and that are currently reported as part of Evertec’s Business Solutions segment. The management of infrastructure, information security and communications will continue to be supported by Evertec through its Managed Service Provider (MSP) business offering pursuant to the MSA.

Further, as part of the transaction, Popular has agreed to take certain actions after closing expected to result in Evertec no longer being considered a “subsidiary” of Popular for purposes of the Bank Holding Company Act, including selling shares over the subsequent three months in the open market or converting the shares into non-voting stock to reduce their voting interest to 4.5%.  Once Evertec is no longer considered a “subsidiary” of Popular for purposes of the Bank Holding Company Act, Evertec expects to have increased flexibility to pursue growth through acquisitions. Historically, the Bank Holding Company Act has resulted in limitations on entering into businesses considered impermissible under U.S. federal banking regulations and has required regulatory approval for M&A transactions.

Mac Schuessler, Evertec’s President and Chief Executive Officer said “This transaction represents the next step in a multi-year strategy that started back in 2015 of repositioning Evertec as a premier payment player in the region and an essential partner to Banco Popular solidifying our relationship with our largest client. With this agreement, we believe we are better positioned to continue to diversify our revenue across both our customers and geographies and we expect to benefit from increased acquisition agility.”

Ignacio Alvarez, President and Chief Executive Officer at Popular, said “The financial technology space is evolving rapidly. The increased expectations to digitize and improve our customer experience requires that we constantly assess and invest in our capabilities.  This transaction will enhance our client experience and allow us greater flexibility to meet our customer demands. Evertec will continue to be a key strategic partner and we look forward to working together to build on our payments strategy.”

The transaction is expected to close mid-year 2022, at which point the contract extensions will become effective, and is subject to certain separation and integration activities as well as regulatory and other customary closing conditions.

Advisors

Goldman Sachs & Co. LLC is serving as lead financial advisor to Evertec. Evercore is also serving as financial advisor to Evertec. Latham & Watkins LLP and O'Neill & Borges LLC are serving as its legal advisors.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, Evertec manages a system of electronic payment networks and offers a comprehensive suite of services for core banking, cash processing and fulfillment in Puerto Rico, that process approximately three billion transactions annually. Evertec also offers technology outsourcing in all the regions it serves. Based in Puerto Rico, Evertec operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit
www.evertecinc.com.

Investor Contact	Media Contact
(787) 773-5442	Alexandra López-Soler
IR@evertecinc.com	939-400-6497
Alexandra.lopez@evertecinc.com